POWER PURCHASE AGREEMENT

BETWEEN

ENTERGY NUCLEAR GENERATION COMPANY

AND

MONTAUP ELECTRIC COMPANY

FOR PILGRIM NUCLEAR POWER STATION




TABLE OF CONTENTS


ARTICLE 1. Definitions                                       1

ARTICLE 2. Purchase and Sale of Installed Capability,
             Operable Capability and Energy                  3

ARTICLE 3. Term, Termination                                 4

ARTICLE 4. Purchase Rate for Installed Capability,
           Operable Capability and Energy                    4

ARTICLE 5. Dispatch                                          5

ARTICLE 6. Billing, Meter Reading                            5

ARTICLE 7. Limitation of Liability; Indemnification;
           Insurance; Relationship of Parties                7

ARTICLE 8. Miscellaneous Provisions                          7

ARTICLE 9. Assignment                                        8

ARTICLE 10. Force Majeure                                    9

ARTICLE 11. Default                                          9

ARTICLE 12. Governing Law, Dispute Resolution               10

ARTICLE 13. Waiver                                          10

ARTICLE 14. Corporate Authorization                         11

ARTICLE 15. Notice                                          11


POWER PURCHASE AGREEMENT
BETWEEN
ENTERGY NUCLEAR GENERATION COMPANY
AND
MONTAUP ELECTRIC COMPANY



        AGREEMENT entered into this 18th day of November 1998 by and between Entergy Nuclear Generation Company , a Delaware corporation (hereafter referred to as "Seller"), and Montaup Electric Company, a Massachusetts corporation having its principal place of business at W. Bridgewater, Massachusetts 02379, (hereafter referred to as "Company").

        WHEREAS, Seller wishes to purchase from Boston Edison Company ("Boston Edison") the specific generating facility known as Pilgrim Nuclear Power Station (the "Facility"), pursuant to the terms of a certain Purchase and Sale Agreement dated November 18, 1998 by and between Boston Edison and Seller (the "Purchase and Sale Agreement"); and

WHEREAS, Company contemplates that in connection with such purchase by Seller it will be necessary to terminate Company's rights and obligations under a certain power sale agreement with Boston Edison initially entered into on August 1, 1972, which provides for the sale of power from the Facility by Boston Edison to Company (the "Power Sale Agreement"); and

        WHEREAS, Company and Boston Edison have agreed to amend the Power Sale Agreement in order to effectuate such termination pursuant to the terms of the Third Amendment to the Power Sale Agreement dated November 18, 1998 by and between Company a nd Boston Edison ("Third Amendment"); and

        WHEREAS, as a condition to, and upon such termination and the closing of, the sale of the Facility to Seller, Seller wishes to sell to Company and Company wishes to purchase from Seller Installed Capability, Operable Capability and Energy fro m the Facility;

        NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Seller and Company hereby agree as follows:

ARTICLE 1.      Definitions

        When used with initial capitalizations, whether in the singular or in the plural, the following terms shall have the meanings set forth below.

        (a) Agreement: This document, including its appendices, as amended from time to time.

        (b) Capability Audit: The procedure used pursuant to the NEPOOL Agreement to determine the Summer Net Capability and the Winter Net Capability of the Facility as currently set forth in the NEPOOL Standards.

        (c) Company's Entitlement: The percentage specified below of the Installed Capability, Operable Capability and Energy of the Facility for the applicable calendar years.
1999    11.00000%
2000    11.00000%
2001    11.00000%
2002    8.80000%
2003    5.50000%
2004    5.50000%

        (d) Energy: The actual hourly electricity production of the Facility adjusted for station service use and transformer losses.

        (e) Delivery Point: The point where capacity and energy generated by the Facility is delivered to the Pool Transmission Facilities, as defined by the NEPOOL Agreement.

        (f) Facility: The Pilgrim Nuclear Power Station, a 670 MW nuclear generating facility located in Plymouth, Massachusetts.

        (g)     FERC:  The Federal Energy Regulatory Commission.

        (h) Installed Capability: The Winter Net Capability during the Winter Period and the Summer Net Capability during the Summer Period.

        (i) ISO-NE: The Independent System Operator of New England provided for in the NEPOOL Agreement, or its successor.

        (j)     MDTE:  The Massachusetts Department of Telecommunications and
                Energy.

        (k) NEPOOL: The New England Power Pool, established by the NEPOOL Agreement, or its successor.

        (l) NEPOOL Agreement: The agreement, dated September 1, 1971, as amended from time to time, governing the operation of NEPOOL, as in full force and effect.

        (m) NEPOOL Standards: All Criteria, Rules and Standards (CRS), NEPOOL Automated Billing System Procedures (NABS), Operating Procedures (OP), and Market Rules (MR) issued or adopted by NEPOOL, ISO-NE and its satellite agencies, or their successors, as amended from time to time and all successor regulations, rules and standards.

        (n) Operable Capability: The portion of Installed Capability of the Facility which is operating or available to respond within an appropriate period (as defined by NEPOOL) to the ISO-NE call to meet the Energy requirements of the NEPOOL operating area.

        (o) Party: Seller or Company and its respective successors or assigns.

        (p) Prime Rate: That rate as announced by BankBoston (or its successor) as its prime rate in effect on the first day of the month.

        (q) Prudent Utility Practice: Any practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition and giving due regard for the requirements of governmental agencies having jurisdiction. Prudent Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the electric utility industry.

        (r) Summer Net Capability (Capability): The Maximum Claimed Capability, as defined in NEPOOL CRS - 4 , of the Facility during the Summer Period, expressed in kilowatts, and as determined by Capability Audit, exclusive of the capacity required for Facility use.

        (s) Summer Period: Summer Period shall have the meaning set forth in the NEPOOL Agreement.

        (t) Winter Net Capability (Capability): The Maximum Claimed Capability, as defined in NEPOOL CRS - 4 , of the Facility during the Winter Period, expressed in kilowatts, and as determined by Capability Audit, exclusive of the capacity required for Facility use.

        (u) Winter Period: Winter Period shall have the meaning set forth in the NEPOOL Agreement.

ARTICLE 2. Purchase and Sale of Installed Capability, Operable Capability and Energy

        (a) Seller agrees to sell and to deliver and Company agrees to purchase and to accept delivery of the Company's Entitlement at the Delivery Point, for Company's own use and/or sale to others for the term of this Agreement.

        (b) Seller shall use Prudent Utility Practices in all aspects of the management and operation of the Facility. Seller shall use commercially reasonable efforts to maintain the Facility's Installed Capability at the level demonstrated by the most recent Capability Audit at the time of the Purchase and Sale Agreement and use its commercially reasonable efforts to make Energy and Operable Capability available to Company on an ongoing basis. Notwithstanding the foregoing, Seller may permanently retire the Facility upon 30 days written notice to the Company, at which time this Agreement will terminate.

        (c) Periodically after the execution of this Agreement, Seller shall undergo Capability Audits pursuant to NEPOOL Standards to demonstrate and audit the Summer Net Capability and/or the Winter Net Capability of the Facility. The Capability Audit shall be performed pursuant to NEPOOL Standards or standards mutually agreed to by the Parties if NEPOOL ceases to establish such standards. Seller agrees to provide to Company the results of the demonstrations and audits (NX-17s and supporting material).

        (d) Seller shall schedule maintenance activities in accordance with NEPOOL Standards. As soon as practically possible, Seller shall provide advance notice of planned maintenance activities and unplanned outages by telephone or telecopy to Company's designated agent.

ARTICLE 3.      Term, Termination

                The obligations of the Parties under this Agreement shall commence on the Effective Date as defined in the Third Amendment and, subject to the termination provisions set forth in this Agreement, shall continue through December 31, 2004. In addition, applicable provisions of this Agreement shall remain in effect after termination hereof, including Article 7 and provisions necessary to provide for final billings, billing adjustments, and payments.


ARTICLE 4.      Purchase Rate for Installed Capability, Operable Capability and
Energy

        (a) Company shall pay Seller monthly (on a $/Mwh basis) for Installed Capability, Operable Capability and Energy, according to the following formula:

TMAt    =       Pt  x  Ut
where:

TMAt    =       Total monthly amount due in month (t)

Pt      =       The Purchase price expressed in $/Mwh

        =       35.00 $/Mwh for all the months in the year 1999
        =       38.00 $/Mwh for all the months in the year 2000
        =       35.19 $/Mwh for all the months in the year 2001
        =       38.89 $/Mwh for all the months in the year 2002
        =       43.52 $/Mwh for all the months in the year 2003
        =       47.22 $/Mwh for all the months in the year 2004

Ut      =       The Energy portion of the Company's Entitlement delivered to
                Company in month (t) expressed in megawatthours.

ARTICLE 5.      Dispatch

        (a)     Seller shall make the Facility available for dispatch by ISO-
                NE.

        (b) Seller shall comply with all NEPOOL Standards applicable to Seller.

        (c)     Seller shall submit all forms to ISO-NE with a copy to Company.

        (d) Seller's and Company's designated agent shall mutually agree to any revision to the existing ISO-NE NX-12B Forms to be submitted to ISO-NE in accordance with the provisions of the NEPOOL Agreement and NEPOOL Standards.

        (e) Whenever Company's system or the systems with which it is directly interconnected experience an emergency, as designated by the affected utility, or whenever it is necessary to aid in the restoration of service on Company's system or on the systems with which it is directly or indirectly interconnected, or, whenever requested by ISO-NE, Seller or its designee shall curtail or interrupt the delivery of all or a portion of the production of electricity at the Facility provided such curtailment or interruption shall continue only for as long as reasonably necessary to deal with the emergency.

        (f) Whenever Seller's Facility experiences an emergency, Seller or its designee shall have the right to curtail or interrupt all or a portion of Seller's obligation hereunder, provided such curtailment or interruption shall continue only for so long as reasonably necessary to deal with the emergency, and provided Seller promptly notifies Company of the occurrence of such an emergency.

ARTICLE 6.      Billing, Meter Reading

        (a) Seller shall deliver Company's Entitlement to the Delivery Point. Seller is responsible for maintaining metering and telemetering equipment at the Facility. The metering equipment shall be capable of registering and recording instantaneous, and time-differentiated electric energy and other related data from the Facility, and shall comply with the requirements of NEPOOL's Standards as may be issued or revised from time to time. The telemetering shall be capable of transmitting such data to location(s) specified by Company.

        (b) Each day, Seller shall be required to provide Company with hourly integrated megawatt hour readings for each hour of the previous day. Seller shall record hourly meter readings and log sheets and, upon Company's request, provide copies of daily meter recordings and log sheets by electronic means with hard copy back-up. All metering equipment installed shall be routinely tested in accordance with Prudent Utility Practice. Any meter tested and found to register within one-half o f one percent (0.5%) of the recognized comparative standard shall be considered correct and accurate. If at any time, any metering equipment is found to be defective or inaccurate, Seller shall cause such metering equipment to be made accurate or re placed at Seller's expense. Notwithstanding subarticle (e) below, in such event, a billing adjustment shall be made by Seller correcting all measurements made by the defective meter for either: (i) the actual period during which inaccurate measurements were made, if such period is determinable to the mutual satisfaction of the Company and Seller; or (ii) if such period is not determinable, for a period equal to one-half the time elapsed since the prior test, but in no event greater than six months.

        (c) Seller shall submit, by telecopy or other agreeable same day delivery mechanism, an invoice for all applicable Article 4 charges to Company as soon as practicable after the end of each calendar month that shall include the time and date of the meter readings. This invoice shall include such reasonable detail to enable the Company to determine the basis for the charges of such month. Seller and Company agree to provide additional information reasonably requested by the other Party as necessary for billing purposes or data verification. Invoices may be rendered on an estimated basis. Each invoice shall be subject to adjustment for any errors in arithmetic, computing, estimating or otherwise. Seller and Company shall include any such invoicing adjustments as promptly as practicable.

        (d) All payments shown to be due on such invoice, except amounts in dispute, shall be due and payable as shown on the invoice. Company shall pay by wire transfer per instructions on the invoice on or before ten (10) days after receipt of the invoice.

        (e) Any undisputed amounts unpaid after the Due Date shall bear interest at a rate equal to the Prime Rate then in effect on the Due Date, compounded on a monthly basis. Company may dispute all or any part of any invoice by written notification to Seller within 30 days of receipt of such invoice. All amounts paid by the Company which are subsequently determined to have been improperly invoiced by Seller under this Agreement shall be subject to refund with interest at a rate equal t o the Prime Rate then in effect on the Due Date, compounded on a monthly basis.

        (f) Seller shall keep complete and accurate records and meter readings of its operations and shall maintain such data for a period of at least one (1) year after invoice for the final billing is rendered. Company shall have the right, upon five
                (5) business days prior notice, during normal business hours, to examine and inspect all such records and meter readings in so far as may be necessary for the purpose of ascertaining the reasonableness and accuracy of all relevant data, estimates or statements of charges submitted to it hereunder but shall not impair or interfere with the operation of the Facility owned by Seller.

ARTICLE 7. Limitation of Liability; Indemnification; Insurance; Relationship of Parties

        (a) Notwithstanding subarticle (b) hereof or any other provision of this Agreement to the contrary, neither Company nor Seller nor their respective officers, directors, agents, employees, parent, subsidiaries or affiliates or their officers, directors, agents or employees shall be liable or responsible to the other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns, or their respective insurers, for incidental, indirect, exemplary, punitive or consequential damages, connected with or resulting from performance or non-performance of this Agreement, or anything done in connection therewith including, without limitation, claims in the nature of lost revenues, income or profits (other than payments expressly required and properly due under this Agreement), and increased expense of, reduction in or loss of power generation production or equipment used therefor, irrespective of whether such claims are based upon breach of warranty, tort (including negligence, whether of Seller, Company or others), strict liability, contract, operation of law or otherwise, but excluding acts of gross negligence or willful misconduct.

        (b) Each Party (the "Indemnifying Party") shall defend, indemnify and save the other Party (the "Indemnified Party"), its officers, directors, agents, employees and affiliates and their respective officers, directors, agents and employees harmless from and against any and all claims, liabilities, demands, judgments, losses, costs, expenses (including reasonable attorneys' fees), suits, or damages arising by reason of bodily injury, death or damage to third party property sustained by any person or entity (whether or not a party to this Agreement) caused by or attributable to a breach of this Agreement by the Indemnifying Party or an action of gross negligence or willful misconduct of the Indemnifying Party or an officer, direct or, agent or employee of Indemnifying Party.

        (c)     Seller shall maintain insurance coverage at its sole expense.

        (d)     The rights, obligations and protections afforded by subarticles
                (a) and (b) above shall survive the termination, expiration or cancellation of this Agreement, and shall apply to the full extent permitted by law.

        (e) Nothing in this Agreement shall be construed as creating any relationship between the Parties other than that of independent contractors for the sale and purchase of Installed Capability, Operable Capability and Energy generated at the Facility. The Parties do not intend to create any rights, or grant any remedies to, any third party beneficiary of this Agreement.

ARTICLE 8.      Miscellaneous Provisions

        (a) The Parties hereto agree that time shall be of the essence of this Agreement.

        (b) This Agreement may not be modified or amended except in writing signed by or on behalf of both Parties by their duly authorized officers, and if applicable, after obtaining any required regulatory approvals.

        (c) It shall be the responsibility of Seller to take all necessary actions to satisfy any regulatory requirements which may be imposed on Seller by any statute, rule or regulation concerning the sale of Installed Capability, Operable Capability and Energy. Company shall cooperate with Seller and provide information or such other assistance, without cost to Company, as may be reasonably necessary for Seller to satisfy regulatory requirements relating specifically and only to the sale of Installed Capability, Operable Capability and Energy from the Facility. Seller shall cooperate with Company and provide information or such other assistance, without cost to Seller, as may be reasonably necessary for Company to satisfy regulatory requirements relating specifically and only to the purchase of Installed Capability, Operable Capability and Energy from the Facility.

         (d) Notwithstanding subarticle (c) above, Seller agrees to provide, at no cost to Company, all necessary forms, data, and other information reasonably requested of Company by ISO-NE, NEPOOL, or any governmental or regulatory agency or authority having jurisdiction.

ARTICLE 9.      Assignment

        (a) Neither Party shall have the right to assign this Agreement or its rights or obligations hereunder without the express written consent of the other Party. Such consent shall not be unreasonably withheld. No assignment shall be effective until any and all necessary regulatory approvals of the assignment have been obtained.

        (b)     Notwithstanding the provisions in Section 9(a) above:

                (i) Seller may assign this Agreement to any affiliate to whom the Facility is transferred, without the Company's prior consent; provided that Seller shall not be released from liability hereunder without the Company's prior written consent.

               (ii) Seller may collaterally assign its rights in this Agreement to its lenders.

              (iii) The Company has the right to assign or transfer all of its rights and obligations under this Agreement, without the consent of Seller, provided that Company shall first provide Seller with thirty (30) days prior written notice of the proposed assignment or transfer and documentary evidence of the assignee's or transferee's financial capacity to satisfy any and all obligations so assigned; and provided further that such documentary evidence may be that such assignee or transferee has a current agency report indicating an investment grade rating from any two of the following:
                        Standard & Poor's, Moody's, Duff & Phelps, or Fitch. Any assignment or transfer by the Company shall include an explicit requirement that the assignee or transferee agrees to undertake each and every obligation that the Company has under this Agreement. The Seller understands and acknowledges that the Company intends to assign or transfer all of its rights and obligations under this Agreement.

ARTICLE 10.     Force Majeure

        (a) If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure event, that Party shall be excused from whatever performance is affected by the Force Majeure event to the extent so affected, provided that the non-performing Party shall: (i) provide prompt notice to the other Party of the occurrence of the Force Majeure event giving an estimation of its expected duration and the probable impact on the performance of it s obligations hereunder and submitting good and satisfactory evidence of the existence of the Force Majeure event; (ii) exercise all reasonable efforts to continue to perform its obligations hereunder; (iii) expeditiously take action to correct or cure the Force Majeure event and submit good and satisfactory evidence that it is making all reasonable efforts to correct or cure the Force Majeure event; (iv) exercise all reasonable efforts to mitigate or limit damages to the other Party to the extent such action shall not adversely effect its own interests; and (v) provide prompt notice to the other Party of the cessation of the Force Majeure event; provided further that any obligations of either Party which arose before the occurrence of the Force Majeure event causing non-performance shall not be excused as a result of the occurrence of a Force Majeure event.

        (b) "Force Majeure" means the failure or imminent threat of failure of facilities or equipment, flood, freeze, earthquake, storm, fire, lighting, other acts of God, epidemic, war, acts of a public enemy, riot, civil disturbance or disobedience, strike, lockout, work stoppages, other industrial disturbance or dispute, sabotage, restraint by court order or other public authority, and action or non-action by, or failure or inability to obtain the necessary authorizations or approvals from, any governmental agency or authority, which by the exercise of due diligence such Party could not reasonably have been expected to avoid and by exercise of due diligence its effect can not be overcome. Nothing contained herein shall be construed so as to require the Parties to settle any strike, lockout, work stoppage or any industrial disturbance or dispute in which it may be involved, or to seek review of or take an appeal from any administrative or judicial action. In no event shall the lack of funds or an inability to obtain funds or any action by any governmental authority that disallows, prevents or limits the recovery through rates of all or any portion of the charges imposed by this Agreement be a Force Majeure event.

ARTICLE 11.     Default

        (a) "Event of Default" shall mean in relation to a Party (the "Defaulting Party"):

                 (i) the Defaulting Party fails to perform any of its material obligations hereunder, and such failure is not excused by Force Majeure and continues for thirty (30) days after the Defaulting Party receives written notice from the Non-Defaulting Party of such failure; provided, however, if a period in excess of thirty (30) days is required to cure such failure, the Defaulting Party shall have an additional amount of time, not to exceed 180 days, as may be necessary to cure such failure, provided t hat the Defaulting Party uses reasonable diligence to remedy such failure and provided further that, the foregoing "cure" provisions shall not apply to: y) failure by Company to make payments to Seller pursuant to Article 6, or z) failure by Seller to make available and deliver Company's Entitlement; or

                (ii) the Defaulting Party makes an assignment or general arrangement for the benefit of creditors, files a petition, or otherwise commences any proceeding, in bankruptcy or under similar law, otherwise becomes bankrupt (however evidenced) or is unable to pay its debts as they fall due.

        (b) Upon an Event of Default, the Non-Defaulting Party may resort to all remedies available at law or in equity, including, without limitation: (i) the termination of service; (ii) specific enforcement of the provisions of this Agreement ; and/or (iii) the recovery of damages except to the extent such damages are waived or limited pursuant to this Agreement.

ARTICLE 12.     Governing Law, Dispute Resolution

        (a) The interpretation and performance of this Agreement shall be in accordance with, and controlled by the law of, the Commonwealth of Massachusetts, notwithstanding its conflicts of law's principles.

        (b) If any dispute, disagreement, claim or controversy exists between Seller and Company arising out of or relating to this Agreement, such disputed matter shall be submitted to a committee comprised of one designated agent of each Party. Such committee shall be instructed to attempt to resolve the matter within twenty (20) days thereafter. If Company's and Seller's designees do not agree upon a decision within thirty
                (30) days after the submission of the matter to them, either Party may institute formal legal proceedings.


ARTICLE 13.     Waiver

        The failure of either Party to require compliance with any provision of this Agreement shall not affect that Party's right to later enforce the same. It is agreed that the waiver by either Party of performance of any of the terms of this Agreement, or of any breach thereof, shall not be held or deemed to be a waiver by that Party of any subsequent failure to perform the same, or any other term or condition of this Agreement, or of any breach thereof.

ARTICLE 14.     Corporate Authorization

        Prior to or simultaneous with the Effective Date of this Agreement, the Parties shall provide sufficient evidence to each other that each has the legal power and authority to perform this Agreement, that their respective officers executing this Agreement have been duly authorized to do so and that this Agreement, upon execution and delivery, shall be legally binding and enforceable.

ARTICLE 15.     Notice

        Except as otherwise provided herein, any notice, invoice or other communication which is required or permitted by this Agreement shall be in writing and delivered by personal service, telecopy, or mailed certified or registered first class mail, postage prepaid, properly addressed as follows:

a)      In the case of Company to:

                Montaup Electric Company
                c/o EUA Service Corp.
                W. Bridgewater, Massachusetts  02379  U.S.A.
                Attention:  Robert P. Clarke
                Telecopy No: 508-583-2356

b)      In the case of Seller to:

                Carolyn C. Shanks, CPA
                Vice President, Finance and Administration
                Entergy Nuclear Generation Company
                P.O. Box 31995
                Jackson, MS  39286-1995


Street Address:

1340 Echelon Parkway
Jackson, MS 39213
Telecopy No:  601-368-5323

        Another address or addressee may be specified in a notice duly given as provided. Each notice, invoice or other communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given an d received for all purposes at such time as it is delivered to the addressee (with return receipt, the delivered receipt, the affidavit of the messenger or with respect to a telecopy, the answer back, being deemed conclusive evidence of such delivery ) or at such time as delivery is refused by the addressee upon presentation.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.



ENTERGY NUCLEAR GENERATION COMPANY


By:       /s/ Donald C. Hintz
Name:   Donald C. Hintz
Title:  President and Chief Executive Officer


MONTAUP ELECTRIC COMPANY


By:       /s/ Kevin A. Kirby
Name:   Kevin A. Kirby
Title:  Vice President